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                     October 25, 2022

       Zvi Glasman
       Chief Financial Officer
       PetIQ, Inc.
       230 East Riverside Drive
       Eagle, ID 83616

                                                        Re: PetIQ, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38163

       Dear Zvi Glasman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services